Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2025 Third Quarter

•	Total revenue from continuing operations increased 6%; constant currency organic revenue grew 6%
•	As reported EPS from continuing operations increased to $1.75; adjusted EPS increased to $2.32
•	Fiscal 2025 outlook updated

DUBLIN, IRELAND - (February 5, 2025) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2025 third quarter ended December 31, 2024. Total revenue from continuing operations for the third quarter of fiscal 2025 increased 6% to $1.4 billion compared with $1.3 billion in the third quarter of fiscal 2024. Constant currency organic revenue from continuing operations for the third quarter also increased 6%.

“We are pleased with our results through the first nine months of the fiscal year,” said Dan Carestio, President and CEO of STERIS. “We are updating our outlook primarily to reflect a significant shift in foreign currency based on forward rates through March 31, 2025. We appreciate the efforts of our global Associates who continue to focus on our Customers and look forward to another year of solid performance.”

Third Quarter Results from Continuing Operations
As reported, net income for the third quarter was $173.6 million or $1.75 per diluted share, compared with net income of $148.4 million or $1.49 per diluted share in the third quarter of fiscal 2024. Adjusted net income for the third quarter of fiscal 2025 was $229.1 million or $2.32 per diluted share, compared with the previous year’s third quarter of $207.6 million or $2.09 per diluted share.

Healthcare revenue as reported grew 7% in the quarter to $976.0 million compared with $916.2 million in the third quarter of fiscal 2024. This performance reflected 9% improvement in consumable revenue, 13% growth in service revenue, and a 5% decline in capital equipment revenue. Constant currency organic revenue also increased 7% for the quarter compared with the prior year. Healthcare operating income was $246.9 million compared with $223.9 million in last year’s third quarter. The increase in operating income was primarily due to improved volume, price and productivity.

Fiscal 2025 third quarter revenue for Applied Sterilization Technologies (AST) increased 10% as reported to $258.1 million compared with $234.9 million in the same period last year. This performance reflected 10% growth in service revenue and a 5% decline in capital equipment revenue. Constant currency organic revenue in the quarter also increased 10%. Segment operating income was $115.8 million in the third quarter of fiscal 2025, compared with operating income of $105.2 million in the same period last year. The operating income increase compared with the prior year primarily reflects improved volume and price.

Life Sciences third quarter revenue as reported decreased 7% to $136.4 million compared with $146.6 million in the third quarter of fiscal 2024, primarily due to the divestiture of the CECS business on April 1, 2024 and a decline in capital equipment revenue. This performance reflected 14% growth in consumable revenue offset by a 31% decline in capital equipment revenue and 12% decline in service revenue. Constant currency organic revenue decreased 1% in the quarter compared with the prior year. Reflecting improvement in mix and price, operating income increased to $58.1 million in the third quarter of fiscal 2025 compared with $56.7 million in the prior year’s third quarter.

Cash Flow
Net cash provided by operations for the first nine months of fiscal 2025 was $887.3 million, compared with $718.5 million in fiscal 2024. Free cash flow for the first nine months of fiscal 2025 was $588.1 million compared with $457.0 million in the prior year period. The increase in free cash flow during the period was driven primarily by improved working capital.

Fiscal 2025 Outlook Updated
For fiscal 2025, the Company now expects as reported revenue to increase approximately 6% compared with prior expectations of 6.5% to 7.5%. This change is primarily due to currency, as forward rates through March 31, 2025, are now expected to be unfavorable to revenue in fiscal 2025, as well as lower than anticipated revenue for capital equipment in the Healthcare segment. Constant currency organic revenue from continuing operations is also now anticipated to be approximately 6%, compared with prior expectations of 6% to 7%. Adjusted earnings per diluted share from continuing operations is anticipated to be in the range of $9.05 to $9.15 compared with prior expectations of $9.05 to $9.25, mainly driven by an approximately ten cent negative impact from currency. The fiscal 2025 outlook assumes an effective tax rate of approximately 23%. Capital expenditures are anticipated to be approximately $360 million and free cash flow is expected to be approximately $700 million. This outlook does not reflect any potential impact from new tariffs.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, February 6, 2025, at 9:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET tomorrow either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 2513153 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life sciences products and services. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow, adjusted EPS and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for U.S. GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income, adjusted EPS and adjusted income from operations exclude the amortization of intangible assets acquired in business combinations, acquisition and divestiture related transaction costs and gains or losses, integration costs related to acquisitions, tax restructuring costs, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable U.S. GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with U.S. GAAP results and the reconciliations to corresponding U.S. GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, statements related to the expected benefits of and timing of completion of the Restructuring Plan, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of public health crises on STERIS’s operations, supply chain, material and labor costs, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland, (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected, (d) STERIS’s ability to successfully integrate acquired businesses into its existing businesses, including unknown or inestimable liabilities, impairments, or increases in expected integration costs or difficulties in connection with the integration of such businesses, (e) uncertainties related to tax treatments under the TCJA and the IRA, (f) the possibility that Pillar Two Model Rules could increase tax uncertainty and adversely impact STERIS's provision for income taxes and effective tax rate and subject STERIS to additional income tax in jurisdictions who adopt Pillar Two Model Rules, (g) STERIS's ability to continue to qualify for benefits under certain income tax treaties in light of ratification of more strict income tax treaty rules (through the MLI) in many jurisdictions where STERIS has operations, (h) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (i) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, including as a result of inflation, (j) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (k) the possibility that application of or compliance with laws, court rulings, certifications, regulations, or regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened

FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, the outcome of any pending or threatened litigation brought by private parties, including the Isomedix litigation, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services, result in costs to STERIS that may not be covered by insurance, or otherwise affect STERIS’s performance, results, prospects or value, (l) the potential of international unrest, including the Russia-Ukraine or Israel-Hamas military conflicts, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (m) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (n) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products, due to supply chain issues or otherwise, or in the provision of services, (o) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, impairments, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS's various securities filings, may adversely impact STERIS’s performance, results, prospects or value, (p) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (q) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation (including CAMT and excise tax on stock buybacks), regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (r) the possibility that anticipated financial results or benefits of recent acquisitions, of STERIS’s restructuring efforts, or of recent divestitures, including anticipated revenue, productivity improvement, cost savings, growth synergies and other anticipated benefits, will not be realized or will be other than anticipated, (s) the level of STERIS’s indebtedness limiting financial flexibility or increasing future borrowing costs, (t) rating agency actions or other occurrences that could affect STERIS’s existing debt or future ability to borrow funds at rates favorable to STERIS or at all, (u) the effects of changes in credit availability and pricing, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets, on favorable terms or at all, when needed, and (v) the possibility that our expectations about the pre-tax savings resulting from the Restructuring Plan, the number of positions eliminated pursuant to the Restructuring Plan and the costs, charges and cash expenditures associated with the announced restructuring plan may not be realized on the timeline or timelines we expect, or at all.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,

	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$1,370,570	$1,297,724	$3,978,984	$3,719,314
Cost of revenues	760,238	737,698	2,217,431	2,084,056
Gross profit	610,332	560,026	1,761,553	1,635,258
Operating expenses:
Selling, general, and administrative	335,450	308,295	1,000,374	943,255
Research and development	27,358	25,255	79,962	76,217
Restructuring expenses	2,231	6	30,727	2
Total operating expenses	365,039	333,556	1,111,063	1,019,474

Income from operations	245,293	226,470	650,490	615,784
Non-operating expenses, net:
Interest expense	19,094	38,948	69,146	108,243
Interest and miscellaneous income	(2,434)	(2,080)	(4,869)	(4,694)
Gain on sale of business and equity investment, net	(112)	—	(12,683)	—
Total non-operating expenses, net	16,548	36,868	51,594	103,549
Income from continuing operations before income tax expense	228,745	189,602	598,896	512,235
Income tax expense	55,384	40,999	134,200	112,254
Income from continuing operations, net of income tax	$173,361	$148,603	$464,696	$399,981
(Loss) income from discontinued operations, net of income tax	(76)	(7,658)	5,303	(18,900)
Net income	173,285	140,945	469,999	381,081
Less: Net (loss) income attributable to noncontrolling interests	(249)	202	1,030	1,465
Net income attributable to shareholders	$173,534	$140,743	$468,969	$379,616

Net income from continuing operations attributable to shareholders	$173,610	$148,401	$463,666	$398,516

Earnings per ordinary share (EPS) - Basic
Continuing Operations	$1.76	$1.50	$4.70	$4.03
Discontinued Operations	$—	$(0.08)	$0.05	$(0.19)
Total	$1.76	$1.42	$4.75	$3.84
Earnings per ordinary share (EPS) - Diluted
Continuing Operations	$1.75	$1.49	$4.68	$4.01
Discontinued Operations	$—	$(0.08)	$0.05	$(0.19)
Total	$1.75	$1.42	$4.73	$3.82

Cash dividends declared per share ordinary outstanding	$0.57	$0.52	$1.66	$1.51

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	98,490	98,802	98,676	98,765
Diluted number of shares outstanding	98,942	99,354	99,174	99,333

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	December 31,	March 31,
	2024	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$155,178	$207,020
Accounts receivable, net	915,199	1,008,315
Inventories, net	649,558	674,535
Prepaid expenses and other current assets	177,918	174,349
Current assets held for sale	—	804,904
Total current assets	1,897,853	2,869,123

Property, plant, and equipment, net	1,921,733	1,765,180
Lease right-of-use assets, net	153,879	173,201
Goodwill	4,044,198	4,070,712
Intangibles, net	1,923,020	2,119,282
Other assets	67,679	66,199
Total assets	$10,008,362	$11,063,697
Liabilities and equity
Current liabilities:
Accounts payable	$238,298	$251,723
Short-term indebtedness	125,000	85,938
Other current liabilities	527,822	529,454
Current liabilities held for sale	—	64,012
Total current liabilities	891,120	931,127
Long-term indebtedness	2,038,725	3,120,162
Other liabilities	649,971	697,062
Total equity	6,428,546	6,315,346
Total liabilities and equity	$10,008,362	$11,063,697

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands)	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Healthcare	$976,044	$916,227	$2,821,495	$2,605,157
AST	258,144	234,931	764,684	703,083
Life Sciences	136,382	146,566	392,805	411,074
Total revenues	$1,370,570	$1,297,724	$3,978,984	$3,719,314
Income (loss) from operations before adjustments:
Healthcare	$246,917	$223,898	$691,810	$626,134
AST	115,758	105,156	343,374	325,529
Life Sciences	58,133	56,738	164,417	156,863
Corporate	(100,843)	(81,559)	(299,720)	(260,452)
Total income from operations before adjustments	$319,965	$304,233	$899,881	$848,074
Less: Adjustments
Amortization of acquired intangible assets	$67,243	$64,724	$202,875	$198,662
Acquisition and integration related charges	3,756	6,263	9,215	24,308
Tax restructuring costs	97	643	54	652
Amortization of inventory and property "step up" to fair value	1,345	6,127	4,138	8,666
Restructuring charges	2,231	6	33,109	2
Income from operations	$245,293	$226,470	$650,490	$615,784

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Nine Months Ended December 31,
	2024	2023
Operating activities:	(Unaudited)	(Unaudited)

Net income	$469,999	$381,081
Non-cash items	369,060	486,175
Changes in operating assets and liabilities	48,247	(148,789)
Net cash provided by operating activities	887,306	718,467
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(299,206)	(268,829)
Proceeds from the sale of property, plant, equipment, and intangibles	4	7,375
Proceeds from the sale of businesses	811,434	9,458
Acquisition of businesses, net of cash acquired	(53,659)	(539,758)
Net cash provided by (used in) investing activities	458,573	(791,754)
Financing activities:
Payments on Private Placement Senior Notes	(80,000)	—
Payments on term loans	(638,125)	(45,000)
(Payments) proceeds under credit facilities, net	(318,992)	265,501
Deferred financing fees and debt issuance costs	(2,316)	—
Acquisition related deferred or contingent consideration	(266)	(6,153)
Repurchases of ordinary shares	(211,058)	(11,440)
Cash dividends paid to ordinary shareholders	(163,869)	(149,173)
Distributions to noncontrolling interest holders	(1,579)	(1,561)
Contributions from noncontrolling interest holders	2,532	2,883
Stock option and other equity transactions, net	19,380	3,526
Net cash (used in) provided by financing activities	(1,394,293)	58,583
Effect of exchange rate changes on cash and cash equivalents	(3,428)	1,932
(Decrease) increase in cash and cash equivalents	(51,842)	(12,772)
Cash and cash equivalents at beginning of period	207,020	208,357
Cash and cash equivalents at end of period	$155,178	$195,585

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Nine Months Ended December 31,
	2024	2023
	(Unaudited)	(Unaudited)

Calculation of Free Cash Flow:
Cash flows from operating activities	$887,306	$718,467
Purchases of property, plant, equipment, and intangibles, net	(299,206)	(268,829)
Proceeds from the sale of property, plant, equipment, and intangibles	4	7,375
Free Cash Flow	$588,104	$457,013

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures and the reconciliation to the corresponding U.S. GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three Months Ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2024	2023	2024	2023	2024	2024	2024	2024
Segment revenues:
Healthcare	$976,044	$916,227	$—	$—	$(158)	6.5%	6.5%	6.5%
AST	258,144	234,931	—	—	873	9.9%	9.9%	9.5%
Life Sciences	136,382	146,566	—	(7,840)	(326)	(6.9)%	(1.7)%	(1.5)%
Total	$1,370,570	$1,297,724	$—	$(7,840)	$389	5.6%	6.3%	6.2%

	Nine Months Ended December 31, (unaudited)
	As reported, U.S. GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	U.S. GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2024	2023	2024	2023	2024	2024	2024	2024
Segment revenues:
Healthcare	$2,821,495	$2,605,157	$52,373	$—	$(607)	8.3%	6.3%	6.3%
AST	764,684	703,083	—	—	809	8.8%	8.8%	8.6%
Life Sciences	392,805	411,074	—	(24,640)	(632)	(4.4)%	1.6%	1.8%
Total	$3,978,984	$3,719,314	$52,373	$(24,640)	$(430)	7.0%	6.3%	6.3%

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

	Three Months Ended December 31, (unaudited)
	Continuing Operations
	Gross Profit		Income from Operations		Income from continuing operations, net of income tax		Income (loss) from discontinued operations, net of income tax		Net Income attributable to shareholders		Diluted EPS from continuing operations		Diluted EPS from discontinued operations		Diluted EPS (2)
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
As reported, U.S. GAAP	$610,332	$560,026	$245,293	$226,470	$173,361	$148,603	$(76)	$(7,658)	$173,534	$140,743	$1.75	$1.49	$—	$(0.08)	$1.75	$1.42
Adjustments:
Amortization of acquired intangible assets	1,036	507	67,243	64,724
Acquisition and integration related charges	14	1,192	3,756	6,263
Tax restructuring credits	—	—	97	643
Amortization of inventory and property "step up" to fair value	504	5,275	1,345	6,127
Restructuring charges	—	—	2,231	6
Gain on sale of business and equity investment, net					(112)	—
Net impact of adjustments after tax(1)					55,627	59,184	76	21,002	55,591	80,186
Net EPS impact											0.57	0.60	—	0.21	0.57	0.80
Adjusted	$611,886	$567,000	$319,965	$304,233	$228,876	$207,787	$—	$13,344	$229,125	$220,929	$2.32	$2.09	$—	$0.13	$2.32	$2.22

(1) The tax expense includes both the current and deferred income tax impact of the adjustments.
(2) Diluted EPS is calculated independently for Diluted EPS from continuing operations and Diluted EPS from discontinued operations. The sum of Diluted EPS from continuing operations and Diluted EPS from discontinued operations may not equal Diluted EPS due to rounding.

	Nine Months Ended December 31, (unaudited)
	Continuing Operations
	Gross Profit		Income from Operations		Income from continuing operations, net of income tax		Income (loss) from discontinued operations, net of income tax		Net Income attributable to shareholders		Diluted EPS from continuing operations		Diluted EPS from discontinued operations		Diluted EPS (2)
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
As reported, U.S. GAAP	$1,761,553	$1,635,258	$650,490	$615,784	$464,696	$399,981	$5,303	$(18,900)	$468,969	$379,616	$4.68	$4.01	$0.05	$(0.19)	$4.73	$3.82
Adjustments:
Amortization of acquired intangible assets	2,130	1,656	202,875	198,662
Acquisition and integration related charges	1,660	1,379	9,215	24,308
Tax restructuring costs	—	—	54	652
Amortization of inventory and property "step up" to fair value	1,744	6,425	4,138	8,666
Restructuring charges	2,382	—	33,109	2
Gain on sale of business and equity investment, net					(12,683)	—
Net impact of adjustments after tax(1)					191,914	176,230	5,773	65,472	185,004	241,702
Net EPS impact											1.80	1.78	0.06	0.66	1.86	2.43
Adjusted	$1,769,469	$1,644,718	$899,881	$848,074	$643,927	$576,211	$11,076	$46,572	$653,973	$621,318	$6.48	$5.79	$0.11	$0.47	$6.59	$6.25

(1) The tax expense includes both the current and deferred income tax impact of the adjustments.
(2) Diluted EPS is calculated independently for Diluted EPS from continuing operations and Diluted EPS from discontinued operations. The sum of Diluted EPS from continuing operations and Diluted EPS from discontinued operations may not equal Diluted EPS due to rounding.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

FY 2025 Outlook	Twelve Months
Ended March 31, 2025
(Outlook)**

Net income from continuing operations per diluted share	$6.66 - $6.76
Amortization of acquired intangible assets	2.06
Acquisition and integration and divestiture related charges	(0.02)
Restructuring	0.35
Adjusted net income from continuing operations per diluted share	$9.05 - $9.15

Cash flows from operating activities	$1,060,000
Purchases of property, plant, equipment, and intangibles, net	(360,000)
Free Cash Flow	$700,000

** All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
Third Quarter Fiscal 2025
For the Periods Ending December 31, 2024 and 2023
	FY 2025	FY 2024	FY 2025	FY 2024
Total Company Revenues - Continuing Operations	Q3	Q3	YTD	YTD
Consumables	$427,466	$389,920	$1,255,915	$1,098,741
Service	652,233	590,889	1,908,446	1,741,597
Total Recurring	$1,079,699	$980,809	$3,164,361	$2,840,338
Capital Equipment	290,871	316,915	814,623	878,976
Total Revenues	$1,370,570	$1,297,724	$3,978,984	$3,719,314
Ireland Revenues	$24,117	$19,601	$69,113	$60,037
Ireland Revenues as a % of Total	2%	2%	2%	2%
United States Revenues	$1,002,586	$949,957	$2,929,004	$2,715,397
United States Revenues as a % of Total	73%	73%	73%	73%
International Revenues	$343,867	$328,166	$980,867	$943,880
International Revenues as a % of Total	25%	25%	25%	25%

Segment Data - Continuing Operations	FY 2025	FY 2024	FY 2025	FY 2024
	Q3	Q3	YTD	YTD
Healthcare
Revenues
Consumables	$358,233	$329,435	$1,043,294	$915,741
Service	363,007	319,954	1,059,026	$929,574
Total Recurring	$721,240	$649,389	$2,102,320	$1,845,315
Capital Equipment	254,804	266,838	719,175	759,842
Total Healthcare Revenues	$976,044	$916,227	$2,821,495	$2,605,157
Segment Operating Income	$246,917	$223,898	$691,810	$626,134
AST
Revenues
Service	$253,140	$229,690	$749,787	$695,214
Capital Equipment	5,004	5,241	14,897	7,869
Total AST Revenues	$258,144	$234,931	$764,684	$703,083
Segment Operating Income	$115,758	$105,156	$343,374	$325,529
Life Sciences
Revenues
Consumables	$68,676	$60,072	$210,619	$181,179
Service	36,643	41,658	101,635	$118,630
Total Recurring	$105,319	$101,730	$312,254	$299,809
Capital Equipment	31,063	44,836	80,551	111,265
Total Life Sciences Revenues	$136,382	$146,566	$392,805	411,074
Segment Operating Income	$58,133	$56,738	$164,417	$156,863

Corporate Operating Loss	$(100,843)	$(81,559)	$(299,720)	$(260,452)

Other Data	FY 2025	FY 2024	FY 2025	FY 2024
	Q3	Q3	YTD	YTD
Healthcare Backlog	$434,900	$449,403
Life Sciences Backlog	85,100	85,030
Total Backlog - Continuing Operations	$520,000	$534,433

As reported, U.S. GAAP Income Tax Rate - Continuing Operations	24.2%	21.6%	22.4%	21.9%
Adjusted Income Tax Rate - Continuing Operations	24.5%	22.3%	22.9%	22.6%
As reported, U.S. GAAP Income Tax Rate - Discontinued Operations	21.6%	25.7%	21.4%	24.0%
Adjusted Income Tax Rate - Discontinued Operations	26.8%	27.8%	26.8%	27.3%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.